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                                  EXHIBIT 99.1

                     CCA PRISON REALTY TRUST PRICES OFFERING

                 OF 18,500,000 COMMON SHARES AT $21.00 PER SHARE


NASHVILLE, Tenn., July 15, 1997 -- CCA Prison Realty Trust, a Maryland real estate investment trust (the "Company") (NYSE: PZN), today announced that its underwritten offering of 18,500,000 common shares, $0.01 par value per share, has been priced at $21.00 per share, raising net proceeds from the sale of its shares (the "Offering") to finance the purchase of nine correctional and detention facilities from Corrections Corporation of America and for working capital and general corporate purposes. The Company also expects to use a portion of the net proceeds to exercise its option to purchase one additional correctional and detention facility at, or shortly after, consummation of this Offering. The Company has granted the underwriters an option to purchase up to 2,775,000 additional shares to cover over-allotments with respect to the offering.

         J.C. Bradford & Co., A.G. Edwards & Sons Inc., Legg Mason Wood Walker Inc., Lehman Brothers Inc., PaineWebber Inc. and Stephens Inc. are the managing underwriters of the Offering. The shares have been authorized for listing on the New York Stock Exchange under the symbol PZN, subject to official notice of issuance.

         The Company is based in Nashville and intends to qualify as a real estate investment trust under the Internal Revenue Code. The Company's business is to acquire and own correctional and detention facilities from both private prison managers and government entities.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of



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the prospectus relating to the offering may be obtained from any of the managing underwriters, J.C. Bradford & Co., 330 Commerce Street, Nashville, Tenn. 37201; A.G. Edwards & Sons Inc., 3399 Peachtree Road, Atlanta, Ga. 30326; Legg Mason Wood Walker Inc., 111 South Calvert Street, 20th Floor, Baltimore, Md. 21202; Lehman Brothers Inc., 200 Vesey Street, New York, N.Y. 10285; PaineWebber Inc., 1285 Avenue of the Americas, 19th Floor, New York, N.Y. 10019; or Stephens Inc., 111 Center Street, Little Rock, Ark. 72201.

         Contact: CCA Prison Realty Trust, Nashville, Linda Kelley, 615/460-7452








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